ANSLOW & JACLIN, LLP
                          4400 Route 9 South, 2nd Floor
                           Freehold, New Jersey 07728

June 7, 2001

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

         Re:      Segway VI Corp.

Ladies & Gentlemen:

We are acting as counsel to Segway VI Corp. (the "Company") in connection with its filing of a registration Statement on Form SB-2 (such Registration Statement, as amended at the time of its effectiveness, is hereinafter called the "Registration Statement"), covering 4,000,000 units ("Units"), each Unit consisting of one share of the Company's authorized and unissued common stock, $.0001 par value (the "Common Stock"), one A warrant to purchase one share of Common Stock and one B warrant to purchase one share of Common Stock (collectively, the "Warrants").

We have examined original copies or copies certified to our satisfaction of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as the basis for the opinion hereinafter set forth, which opinion is based on New Jersey law and the federal law of the United States.

On the basis of the foregoing, we are of the opinion that the Units, the Common Stock and the Warrants (including the Common Stock issuable upon the exercise of such Warrants) have been duly authorized and when sold and issued against payment therefor as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

When issued by the Company, the validly issued Warrants will represent binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to the availability of equitable remedies.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ANSLOW & JACLIN, LLP
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ANSLOW & JACLIN, LLP